UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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AMERICAN SCIENCE AND ENGINEERING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN SCIENCE AND ENGINEERING, INC.
829 Middlesex Turnpike
Billerica, MA 01821

July 28, 2007

To our stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of American Science and Engineering, Inc. to be held Thursday, September 13, 2007 at 8:30 a.m. at the Doubletree Hotel Boston-Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts. The Board of Directors and management look forward to personally greeting those stockholders who attend.

The accompanying Proxy Statement asks for your vote to re-elect the nominated directors to another one-year term. Our Board of Directors is elected each year by the stockholders to a one-year term.

The Board of Directors would also like stockholders to ratify its selection of Vitale, Caturano & Company, Ltd., registered public accountants, as auditors for the fiscal year ending March 31, 2008.

The Board of Directors of your Company recommends that you vote FOR these proposals. If you have any questions, please call me, our Chairman, General William Odom, or Ken Galaznik, our Chief Financial Officer and Treasurer, at 800-225-1608.

Thank you for your consideration and I look forward to seeing you at our Annual Meeting on September 13, 2007.

Very truly yours,

Anthony R. Fabiano
President and CEO

AMERICAN SCIENCE AND ENGINEERING, INC.
829 Middlesex Turnpike
Billerica, Massachusetts 01821

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 13, 2007

The Annual Meeting of Stockholders of American Science and Engineering, Inc. (the “Company”) will be held Thursday, September 13, 2007, at 8:30 A.M., at the Doubletree Hotel Boston-Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts, for the following purposes:

(1) To elect the persons named in the accompanying Proxy Statement to serve as Directors until the next Annual Meeting and until their successors are elected and qualified;

(2) To ratify the selection of Vitale, Caturano and Company, Ltd., independent registered public accountants, as auditors for the fiscal year ending March 31, 2008; and

(3) To consider and act upon any other business that may properly come before the meeting and any adjournment or adjournments thereof.

Our Proxy Statement containing information for stockholders accompanies this Notice and a copy of our Annual Report for the fiscal year ended March 31, 2007 is also enclosed.

The Board of Directors has fixed the close of business, July 27, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

William F. Grieco
Vice President, General Counsel and Clerk
July 28, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

AMERICAN SCIENCE AND ENGINEERING, INC.
829 Middlesex Turnpike
Billerica, Massachusetts 01821

PROXY STATEMENT

The enclosed Proxy is solicited by the Board of Directors of American Science and Engineering, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, September 13, 2007, at 8:30 a.m. at the Doubletree Hotel Boston-Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts, and at any adjournment of the meeting (the “Meeting”). The matters to be considered and acted upon at the Meeting are described in the attached notice of the Meeting and in this Proxy Statement.

Stockholders of record at the close of business on July 27, 2007 are entitled to notice of and to vote at the Meeting. Each share of Common Stock of the Company outstanding on the record date is entitled to one vote. As of the close of business on July 27, 2007, 9,217,300 shares of Common Stock of the Company were outstanding.

We anticipate that this Proxy Statement and the accompanying Proxy will first be mailed to stockholders on or about August 10, 2007.

The votes of the stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock of the Company is necessary to provide a quorum at the Meeting. Directors are elected by a plurality of the affirmative votes cast. Abstentions and broker “non-votes” are each counted as present in determining whether the quorum requirement is satisfied, but are not counted as votes properly cast with respect to the matter. Accordingly, such abstentions and broker “non-votes” will have no effect on the outcome of voting on the election of directors or the ratification of the selection of independent registered public accountants. Abstentions and “non-votes” have the effect of votes against proposals presented to the stockholders other than the election of directors. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

All proxies solicited by the Board of Directors of the Company that are properly executed and returned, but which are not expressly voted, will be voted at the Meeting in accordance with the recommendation of the Board of Directors of the Company, unless such proxies are revoked prior to the Meeting. A proxy may be revoked by delivering a written notice of revocation to the principal office of the Company or may be revoked in person at the Meeting at any time prior to the voting thereof. Attendance at the Meeting will not, by itself, revoke a proxy.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. The entire cost of soliciting these proxies, including the costs of preparing, printing and mailing to stockholders this Proxy Statement and accompanying materials, will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone or otherwise by our officers, directors and employees, who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such institutions and persons. Such parties will be reimbursed for their reasonable expenses incurred in connection with these activities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members, whose terms expire at the Meeting. The Board of Directors is recommending that the size of the Board be set at eight members and that the eight incumbent Directors identified below be re-elected.

We have included below the principal occupation and other information about the nominees. A plurality of the votes cast by stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon is required to elect each of the nominated directors. Each director will serve for one year and until his successor is elected and qualified. If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, the Board of Directors may designate another nominee and the persons named as proxies will vote all proxies for such nominee. The Board of Directors has no reason to believe that any nominee is unwilling or unable to serve. There are no arrangements between any nominee and any other person relating to such nominee’s nomination.

The Board of Directors recommends a vote FOR each of the below mentioned nominees as directors. Proxies solicited by the Board of Directors of the Company, if properly signed and returned and containing no instructions to the contrary, will be voted FOR electing the nominees listed below as directors of the Company.

Nominees

The names of, and certain information with respect to, the persons nominated by the Board of Directors for election as directors are as follows:

Name	Age	Positions and Offices of Company Held	Date Assumed Each Position
Denis R. Brown	68	Director	April 2004
Anthony R. Fabiano	54	Director President and CEO	September 2003
Roger P. Heinisch	69	Director	August 1999
Hamilton W. Helmer	60	Director	February 1993
Ernest J. Moniz	62	Director	October 2002
William E. Odom	75	Director Chairman	September 1996 September 1998
Mark Thompson	50	Director	November 2005
Carl W. Vogt	71	Director	June 1997

Mr. Denis R. Brown is a seasoned CEO with significant experience in defense technology, commercial manufacturing, and service businesses. Since 1999, Mr. Brown has been a private investor and has advised a start-up software company serving the idea management market. As Chairman and CEO of Pinkerton, Inc. from 1994 to 1999, he successfully negotiated the merger with Securitas A.B. to form the largest security company in the world and significantly improved performance and shareholder value. From 1992 to 1996, Mr. Brown served as Chairman and principal owner of Engineering Technical Services until he successfully negotiated the company’s sale. He has also served in the capacity of Chairman and CEO at Concurrent Computer Corporation (1990 to 1993), and as President and CEO (1985 to 1990) at Penn Central Industries, Inc. Mr. Brown holds a Bachelor’s degree in Slavic Languages from the University of California and a Bachelor’s degree in Communications Engineering from the U.S. Naval Postgraduate School, Monterey, California. He served as a U.S. Navy Officer from 1962 to 1969.

Mr. Anthony Fabiano was appointed the Company’s President and CEO in September 2003. He brought with him more than 20 years of senior management experience in the manufacture and sale of high technology products for both government and commercial applications. Prior to joining the Company, Mr. Fabiano served for five years as President and Chief Operating Officer at Minneapolis-based Despatch Industries, a leading designer and manufacturer of thermal processing equipment. Prior to Despatch, Mr. Fabiano spent three years as Vice President of Defense Systems Operations at Alliant Techsystems, a Fortune 500 aerospace and defense company with leading positions in propulsion, munitions and composite structure materials. Before advancing to Vice President, he was President of Alliant’s Ferrulmatic Operations division, formerly Ferrulmatic Inc., an engineering and manufacturing company specializing in precision products for the munitions, industrial power tool, fluid control and medical industries. Prior to acquisition by Alliant, Mr. Fabiano worked at Ferrulmatic for more than a decade, where he served as Vice President and General Manager until he was promoted to President and CEO in 1985. Mr. Fabiano holds a Bachelor of Arts degree from Rutgers University.

Dr. Roger P. Heinisch served as Interim President and CEO of the Company from May 2003 to September 2003, and has served on the Company’s Board of Directors since August 1999. From 1968 to 1991 Dr. Heinisch held key executive positions at the Honeywell Corporation . In 1991 when Alliant Techsystems was spun off from Honeywell, Dr. Heinisch assumed the position of Vice President, Engineering with the new company. From 1995 until April of 1997 he also assumed responsibility for Information Systems and Technology. Dr. Heinisch is a former member of the Army Science Board and has been a member of various Department of Defense review panels and technical boards. Dr. Heinisch holds a B.S. in Nuclear Engineering from Marquette University, a M.S. in Nuclear Engineering from Marquette University and a Ph.D. in Engineering Science from Purdue University. In addition, Dr. Heinisch has been recognized as an Outstanding Engineering Alumnus of Marquette and a Distinguished Engineering Alumnus of Purdue.

Dr. Hamilton Helmer is the originator of a body of business strategy intellectual capital known as Power Dynamics. Power Dynamics is the foundation of the investment strategies of Strategy Capital, a hedge fund management firm, and of the analytical approaches of Deep Strategy, a strategy consulting business. Dr. Helmer currently serves as Managing Director of both Strategy Capital (since 2002) and of Deep Strategy (since 2005). Prior to that, Dr. Helmer served as Managing Director of Helmer & Associates (Deep Strategy’s predecessor firm) from 1982 to 2002. Deep Strategy and Helmer & Associates have served major clients such as Adobe Systems, Hewlett-Packard, John Hancock Mutual Life, Raychem, Pinkerton, Magnavox and Mentor Graphics. Previously, Dr. Helmer was employed at Bain & Company. He holds a Ph.D. in Economics from Yale and is a Phi Beta Kappa graduate of Williams College.

Dr. Ernest Moniz is the Cecil and Ida Green Professor of Physics and Engineering Systems at the Massachusetts Institute of Technology where he has served on the faculty since 1973. At MIT, he served as Head of the Department of Physics and Director of the Bates Linear Accelerator Center, and is currently Co-Director of the Laboratory for Energy and the Environment and Director of the MIT Energy Initiative. From October 1997 to January 2001, he was Undersecretary of the Department of Energy, responsible for the Offices of Science; Fossil Energy; Energy Efficiency and Renewable Energy; Nuclear Energy, Science and Technology; Environmental Management; and Civilian Radioactive Waste Management. He was the Department’s lead negotiator for cooperative programs with Russia dealing with nuclear weapons material control and disposition. Dr. Moniz also served from 1995 to 1997 as Associate Director for Science in the Office of Science and Technology Policy in the Executive Office of the President. He previously served as a Director of the Company from 1990 to 1995. Dr. Moniz holds a Bachelor of Science degree in physics from Boston College, a doctorate in theoretical physics from Stanford University, and honorary doctorates from the University of Athens, the University of Erlangen-Nurenburg, and Michigan State University. Dr. Moniz is a fellow of the American Association for the Advancement of Science, the Humboldt Foundation, and the American Physical Society and is also a member of the Council on Foreign Relations. He serves on the Boards of the Jefferson Science Associates, LLC and Nexant, Inc. He serves on corporate technology advisory councils at BP plc and Cummins, Inc.

General William E. Odom is a Senior Fellow at the Hudson Institute in Washington, D.C. and an adjunct Professor in the Department of Political Science at Yale University. Prior to joining the Hudson Institute in 1988, General Odom spent 34 years as an officer in the United States Army, retiring with the rank of Lieutenant General. While on active duty, General Odom served as Director of the National Security Agency for three years, Assistant Chief of Staff for Intelligence for the Department of the Army for four years and Military Assistant to the President’s National Security Advisor for four years. General Odom received his B.S. degree from West Point and Masters and Ph.D. degrees from Columbia University. General Odom is also a member of the American Philosophical Society, and the author of seven books and numerous articles.

Dr. Mark Thompson has been a member of the Board since November 2005. Dr. Thompson has been President and Chief Executive Officer of Fairchild Semiconductor since May 2005, and was previously Executive Vice President, Manufacturing and Technology Group, from December 2004 until his promotion to President and CEO. Prior to joining Fairchild Semiconductor in 2004, Dr. Thompson had been the Chief Executive Officer of Big Bear Networks, Inc., a designer and manufacturer of optoelectronic network solutions, since August 2001. He was previously Vice President and General Manager of Tyco Electronics’ Power Components Division and, prior to its acquisition by Tyco, was Vice President of Raychem Electronics’ OEM Group. He serves on the Boards of Fairchild Semiconductor and Cooper Industries

Mr. Carl W. Vogt has been a Director of the Company since June 1997. In 2004, Mr. Vogt retired as counsel from Fulbright & Jaworski L.L.P., a nationally and internationally based law firm (where he was formerly a senior partner). He is currently a Director of the Scudder Investments Mutual Funds and Yellow Roadway Corporation. He was formerly a Director of the ISI Managed Funds from 1999 to 2004, a Director of the National Passenger Railroad Corporation (AMTRAK) from 1990 until 1992, a Director of Waste Management, Inc., from 2001 to 2005, and Chair of the U.S. National Transportation Safety Board from 1992 until 1994. He is a Trustee of Williams College, where he served as President (interim) from 1999 until 2000, Chair of the Flight Safety Foundation and a member of the American Council of Germany. Mr. Vogt is a Fellow of the Royal Aeronautical Society, a Fellow of the American Bar Foundation and an Industrial Fellow, Linacre College, Oxford University, England.

Executive Officers (who are not also Directors)

Name	Age	Positions and Offices of Company Held	Date Assumed Each Position
Kenneth A. Breur	52	Vice President, Operations	December 2003
Joseph Callerame	57	Vice President, Science and Technology	June 1998
Kenneth J. Galaznik	55	Chief Financial Officer and Treasurer	February 2005
Paul H. Grazewski	51	Vice President, Product Management	January 2004
William F. Grieco	53	Vice President, General Counsel and Clerk	January 2006
Andrey V. Mishin	44	Vice President, Senior Technology Fellow	August 1998
George M. Peterman	59	Vice President, Human Resources	February 2004
Robert G. Postle	53	Vice President, Worldwide Marketing and Sales	March 2004

Kenneth A. Breur is Vice President of Operations at the Company. Mr. Breur has more than twenty-five years of experience in manufacturing technology with special focus on increasing operational effectiveness for product optimization and cost reduction. Prior to joining the Company in December 2003, Mr. Breur spent six years in management positions at Minneapolis-based Despatch Industries, a leading designer and manufacturer of thermal processing equipment. In his most recent role as Vice President, he managed worldwide sales and marketing, product management and engineering. Overseeing facilities in

Minnesota, Michigan and California, Mr. Breur was responsible for profit & loss of all products, as well as product development initiatives. Before advancing to Vice President, Mr. Breur was Director of Product Management and Engineering. Mr. Breur holds a bachelor’s degree in manufacturing engineering and a certificate in mechanical engineering from the New Jersey Institute of Technology in Newark, New Jersey.

Dr. Joseph Callerame is Vice President of Science and Technology at the Company. Prior to joining the Company in 1998, Dr. Callerame served at Raytheon Electronic Systems as Manager of Engineering and Technology Development. From 1993 to 1994, he served as Deputy General Manager of the Research Division of Raytheon, and from 1989 to 1992 he was Assistant General Manager of this Division. Prior to serving as Assistant General Manager, Dr. Callerame held the position of Manager, Infrared Detector Laboratory and the Stable Sources Laboratory. From 1977 to 1980, Dr. Callerame was a senior scientist in Medical Ultrasound at Raytheon’s Research Division. Dr. Callerame earned his Ph.D. and master’s degree in physics from Harvard University, and holds a bachelor’s degree in chemical physics from Columbia University. Dr. Callerame also served as a Postdoctoral Fellow in physics at MIT from 1975 to 1977.

Kenneth J. Galaznik is Chief Financial Officer and Treasurer of the Company. Prior to appointment to his current position in February 2005, Mr. Galaznik served as Acting Chief Financial Officer from June 2004, as Vice President of Finance from July 2003, and as a financial management consultant from August 2002. Previously, he was Vice President of Finance at Spectro Analytical Instruments, Inc. and has twenty-nine years of experience in accounting and finance positions in manufacturing and real estate development entities. Mr. Galaznik holds a bachelor of business administration degree in accounting from the University of Houston. Mr. Galaznik serves on the Board of Directors of Bridgeline Software, Inc.

Paul Grazewski is Vice President of Product Management at the Company. Mr. Grazewski has profit & loss accountability for the Company’s X-ray product lines, and is responsible for developing growth strategies, building customer relationships and reducing costs. He joined the Company in 2002 as Vice President, Program Management. From 2000 to 2001, Mr. Grazewski served as Director of Programs for Alcatel, a communications solutions provider, where he led the development of a high-speed Internet router. From 1996 to 1999, Mr. Grazewski served as Vice President, Programs and Business Development at General Dynamics Armament Systems, where he delivered integrated defense systems to a worldwide client base. From 1993 to 1996, Mr. Grazewski was Director of Programs at Lockheed Martin, a leading systems integrator and information technology company. Mr. Grazewski holds a bachelor’s degree in industrial engineering and operations research from the University of Massachusetts—Amherst. He received his MBA from Xavier University in Cincinnati, Ohio.

William F. Grieco is Vice President, and General Counsel of the Company. Prior to joining AS&E, Mr. Grieco served as Managing Director of Arcadia Strategies, LLC, a legal and business consulting organization servicing science and technology companies, since 1999. From 2001 to 2002, he also served as Senior Vice President and General Counsel of IDX Systems Corporation, an information technology company. From 1995 to 1999 he was Senior Vice President and General Counsel of Fresenius Medical Care NA, the world’s largest integrated provider of dialysis equipment and services. Prior to that, Mr. Grieco was a Senior Partner at Choate, Hall & Stewart, a major Boston law firm. Mr. Grieco is a member of the Board of Directors of PHC, Inc., a behavioral health company. Mr. Grieco received a bachelor’s degree from Boston College, a graduate degree in management from Harvard University, and a JD from Boston College Law School.

Andrey V. Mishin is Vice President, Senior Technical Fellow at the Company and is responsible for the development of high energy products, markets and product capabilities. Dr. Mishin assumed this position in January 2005 upon the successful completion of the sale of assets of the Company’s High Energy System division where Dr. Mishin was Vice President, General Manager since 1998. Prior to joining the Company, Dr. Mishin served as Vice President of Research and Development and a member of the Board of Directors of Schonberg Research Corporation (SRC) and was instrumental in the sale of assets of SRC to the Company in 1998. Dr. Mishin received his doctorate in engineering physics from Moscow Engineering Physics Institute in 1992. Dr. Mishin holds several patents and has authored and co-authored more than 30 professional papers.

George M. Peterman is Vice President of Human Resources at the Company and is responsible for leading the development of the Company’s Human Resources operations and programs. With over thirty years of experience in organizational development, compensation program design and strategic recruiting, Mr. Peterman implements effective programs to build and support a world class workforce. Prior to joining the Company, Mr. Peterman spent eleven years in executive roles at King &Bishop, a leading New England Human Resource professional service provider. As Vice President and Managing Director, Mr. Peterman established King & Bishop’s first organizational and HR outsourcing practice area. Prior to King and Bishop Mr. Peterman provided HR Services through his own consulting practice. Prior to his consulting career Mr. Peterman held corporate Human Resources positions at Data General Corporation, Digital Equipment Corporation and Honeywell Information Systems. Mr. Peterman holds a Bachelor of Arts degree from Princeton University.

Robert G. Postle is Vice President of Worldwide Marketing and Sales at the Company, and leads the worldwide customer-focused sales and marketing organization. Prior to joining the Company in March 2004, Mr. Postle was Vice President of Sales and Marketing at SolVision, Inc., a leader in automated visual inspection solutions for the microelectronics industry, from 2003 to 2004. From 2002 to 2003, Mr. Postle was the Vice President of Sales at Sagitta, Inc., a semiconductor/telecommunications equipment manufacturer. Prior to that, Mr. Postle served for seven years as Vice President of Sales, Marketing and International for PRI Automation, a semiconductor capital equipment company. Mr. Postle holds a bachelor’s degree in business administration from the State University of New York in Brockport, New York.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended March 31, 2007, the Board of Directors of the Company met seven times. All of the directors attended 75% or more of the aggregate of the total number of meetings of the Board and of the meetings of committees of the Board on which they served. Our Board of Directors has determined that each of Mr. Denis Brown, Dr. Roger P. Heinisch, Dr. Hamilton Helmer, Dr. Ernest Moniz, Dr. Mark Thompson, General William Odom, and Mr. Carl Vogt is an independent director as defined in the NASDAQ listing standards. The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committees. The Company also has one informal committee, the Science and Technology Advisory Committee.

Resolutions adopted by the Board of Directors provide that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the 2006 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee, established in accordance with the rules and regulations of the SEC, consists of Dr. Hamilton W. Helmer, Dr. Roger P. Heinisch and Mr. Denis R. Brown. In the opinion of the Board of Directors, and as “independent” is defined in Section 4200(a)(15) of the NASDAQ Marketplace Rules, all members of the Audit Committee are independent of management and free of any relationship that would interfere with the exercise of independent judgment as members of the Audit Committee. Our Board of Directors has determined that Dr. Helmer and Mr. Brown both qualify as an “audit committee financial expert” as such term is defined under the rules and regulations of the SEC. The Board believes that the members of the Audit Committee have sufficient knowledge and experience with financial and accounting matters to perform their duties as members of the Audit Committee. This Committee, which met six times during fiscal 2007, is primarily responsible for reviewing the activities of the Company’s independent auditors, reviewing and evaluating recommendations of the auditors, recommending areas of review to the Company’s management, and reviewing and evaluating the Company’s financial statements, accounting policies, reporting practices and internal controls. Our Board of Directors has adopted a written charter for the Audit Committee which is posted on our website at www.as-e.com in the Corporate Governance section of the Investor Information page.

Compensation Committee

The Compensation Committee consists of Mr. Carl W. Vogt, Dr. Roger P. Heinisch, and Mr. Denis Brown. This Committee, which met two times during fiscal 2007, is responsible for making recommendations to the Company’s Board of Directors concerning the levels and types of compensation and benefits to be paid and granted to the Company’s Chief Executive Officer and other executive employees of the Company and for the administration of the Company’s equity incentive plans. The Company’s Chief Executive Officer did not attend any meeting of the Compensation Committee during which the Compensation Committee prepared its recommendation regarding the level and type of compensation and benefits for the Chief Executive Officer. In the opinion of our Board of Directors, all members of the Compensation Committee are “independent” as defined in Section 4200(a)(15) of the NASDAQ Marketplace Rules. Our Board of Directors has adopted a written charter for the Compensation Committee which is posted on our website at www.as-e.com in the Corporate Governance section of the Investor Information page.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Gen. William E. Odom, Mr. Carl W. Vogt and Dr. Roger P. Heinisch. The Committee met one time during fiscal 2007. The Committee is charged with the responsibility of identifying appropriate candidates for nomination to the Board. In the opinion of our Board of Directors, all members of the Nominating and Corporate Governance Committee are “independent” as defined in Section 4200(a)(15) of the NASDAQ Marketplace Rules. The Company By-Laws currently set forth the procedures for the nomination of candidates for director by stockholders. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is posted on our website at www.as-e.com in the Corporate Governance section of the Investor Information page.

Nominating Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply criteria that include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by following the procedures outlined in the By-Laws of the Company. However, nominations by stockholders shall be made only after giving timely notice in writing to the Clerk of the Company. In order to be timely given, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company (a) not less than 95 and not more than 125 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders of the Company or (b) if the Annual Meeting is called for a date not within 30 days before or after such anniversary date, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such stockholder’s notice to the Clerk shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the corporation, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the Proxy Rules, and (v) the consent of each nominee to serve as a director of the Company if so elected; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the stockholder (and any party on whose behalf such stockholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such stockholder (and any party on whose behalf such stockholder is acting) if such individual is elected, accompanied by copies of any notifications or filings with, or orders or other actions by, and governmental authority which are required in order for such stockholder (and any party on whose behalf such stockholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder, and (vi) such other information regarding such stockholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the Proxy Rules. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director.

The Chairman of the Board or other presiding officer of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded. If the Board determines to nominate a stockholder- recommended candidate and recommends his or her election, then his or her name will be included in the Company’s proxy card for the next Annual Meeting.

Communication with Directors

The Board of Directors, including a majority of the independent directors, has approved procedures for stockholders to communicate directly with our Board of Directors on a confidential basis. Pursuant to these established procedures, the Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Specifically, the Chairman of the Board (if an independent director), or otherwise the Chairman of the Nominating and Corporate Governance committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate. Under the procedures approved by the Board of Directors, including a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors c/o American Science and Engineering, Inc., 829 Middlesex Turnpike, Billerica, Massachusetts 01821.

Compensation of Directors

Directors who are also employees of the Company do not receive additional compensation as directors. Non-employee directors (other than the Chairman) receive annual grants equal to the lesser of Fair Market Shares (defined below) or 2,000 shares of the Company Common Stock issuable on January 10th of each year, and options to purchase 7,000 shares of the Company Common Stock at the closing price on the date of the Annual Meeting in each year. The Chairman receives the lesser of Fair Market Shares or 3,000 shares of Company Common Stock on January 10th, and 10,000 options at the Annual Meeting date, of each year. Fair Market Shares is defined as the number of shares (i) as to the Chairman of the Board, obtained by dividing $45,000 by the fair market value of a share of the Company’s Common Stock on the date of the award, and (ii) as to all other Board members, obtained by dividing $30,000 by the fair market value of a share of the Company’s Common Stock on the date of the award. In addition, each non-employee member of the Board of Directors is paid in cash a retainer of $5,000 annually for participation on the Board of Directors and $1,000 for each regular board meeting attended in person. Each member of a Committee receives $500 for attendance at a qualifying committee meeting and the Chairperson receives $750 for attendance at such meeting.

The following table reflects compensation earned by non-employee Directors in fiscal year 2007.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)
Denis R. Brown	15,000	30,000	153,000	199,000
Roger P. Heinisch	16,000	30,000	153,000	200,000
Hamilton W. Helmer	17,000	30,000	153,000	201,000
Ernest J. Moniz	13,000	30,000	139,000	196,000
William E. Odom	12,000	45,000	219,000	276,000
Mark Thompson	12,000	30,000	151,000	193,000
Carl W. Vogt	13,000	30,000	153,000	196,000

       (1) The Stock Awards column represents compensation expense recognized for financial reporting purposes during fiscal year 2007 in accordance with Statement of Financial Accounting Standards No. 123(R) or FAS 123R related to the awards of restricted shares granted in fiscal 2006 and 2007. The assumptions used to calculated the value of stock awards are set forth under Note 6 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on June 13, 2007. The fair value of Stock Awards granted in fiscal 2006 to non-employee Directors was $65.80 per share. The fair value of Stock Awards granted in fiscal 2007 to non-employee Directors was $57.08 per share.

       (2) The Option Awards column represents compensation expense recognized for financial reporting purposes during fiscal year 2007 in accordance with Statement of Financial Accounting Standards No. 123(R) or FAS 123R related to the awards options granted in fiscal 2006 and 2007. The assumptions used to calculated the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on June 13, 2007. The fair value of Option Awards granted in fiscal 2006 to non-employee Directors was $25.53 per share. The fair value of Option Awards granted in fiscal 2007 to non-employee Directors was $19.88 per share.

OWNERSHIP OF COMMON STOCK OF THE COMPANY BY CERTAIN PERSONS

The following table sets forth the number of shares of the Company’s voting stock beneficially owned (as determined under the rules of the SEC) directly or indirectly as of July 6, 2007 by (i) each current director of the Company; (ii) each executive officer and former executive officer of the Company named in the Summary Compensation Table below; (iii) all current directors and executive officers of the Company as a group; and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of any class of the Company’s voting stock, as well as the percentage of the outstanding voting stock represented by each such amount. The information in the table is based on information available to the Company. The total number of shares of Common Stock outstanding as of July 6, 2007 was 9,234,535.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Denis R. Brown	24,385	(3)
Joseph Callerame	50,454	(3)
Anthony R. Fabiano	65,464	(3)
Kenneth J. Galaznik	26,098	(3)
William F. Grieco	15,456	(3)
Roger P. Heinisch	32,850	(3)
Hamilton W. Helmer	35,850	(3)
Ernest J. Moniz	29,464	(3)
William E. Odom	36,650	(3)
Robert G. Postle	22,586	(3)
Mark Thompson	7,170	(3)
Carl W. Vogt	35,516	(3)
Directors and Officers as a Group (16 persons)	455,572	4.78%

       (1) Unless otherwise indicated, the address of all persons listed above is c/o American Science and Engineering, Inc., 829 Middlesex Turnpike, Billerica, MA 01821.

       (2) Includes shares that may be acquired under stock options exercisable within sixty days after the date of this table, as follows: Mr. Brown—16,520; Dr. Callerame—35,481; Mr. Galaznik—17,339; Mr. Grieco—13,334; Dr. Heinisch—28,000; Dr. Helmer—28,000; Dr. Moniz—23,000; Mr. Postle—17,035; General Odom—11,875; Mr. Vogt—21,000 and all Current Directors and Officers as a group—294,625.

       (3) Amount owned constitutes less than one percent.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

In considering our executive policies and practices we have an obligation to balance our interests in conserving cash and minimizing shareholder dilution with our interest in using compensation to attract, retain and motivate company management and employees who contribute to our success. Our approach to achieving this balance is to build compensation programs that integrate marketplace appropriate base salaries with short and long term performance based incentives. The majority of executive compensation is dependent of achievement of annual and long term Company goals.

We believe that the structure of these programs align the financial interests of executives with building the long term value of the Company that will result in an overall increase in shareholder value.

The role of the Compensation Committee

The Compensation Committee of the Board of Directors (consisting of three independent Directors, Mr. Brown, Mr. Vogt, and Dr. Heinisch) has sole responsibility for compensation issues relating to the Chief Executive Officer. In the case of compensation for the Chief Executive Officer, the Committee’s determination is reviewed annually by the full AS&E Board of Directors. The Committee also oversees the administration of stock option and equity incentive plans. The Committee reports regularly to the full Board of Directors.

Compensation practices and policies for the other executive officers are set by the Chief Executive Officer with the advice and oversight of the Compensation Committee. Typically, the Chief Executive Officer makes annual recommendations to the Committee with respect to executive compensation, other than his own. The Committee reviews his proposals and makes a final determination concerning the scope and nature of compensation arrangements.

The Compensation Committee has retained an independent compensation consultant from The Nadel Consulting Group, Inc. The consultant reports directly to the Compensation Committee. He advises the Compensation Committee on current and future trends and issues in executive compensation and consults on the competitiveness of the compensation structure and levels of AS&E’s Chief Executive Officer. The consultant also advises the Compensation Committee on appropriate Board of Directors compensation levels and trends.

The Nadel Consulting Group, Inc., has analyzed data from the Economic Research Institute Salary Assessor and Executive database, and the Watson Wyatt Top Management Jobs Interactive database in making recommendations to the Compensation committee.

In evaluating the compensation of the Chief Executive Officer the Compensation Committee considers several factors including:

•       Achievement of short and long-term financial and strategic targets and objectives, considering factors such as sales and earnings per share, including specific annual goals;

•       The Company’s position within the industry in which it competes;

•       Overall Company performance

•       Overall economic climate;

•       Individual contribution to the Company and

•       Such other qualitative and quantitative factors as the Compensation Committee may deem appropriate.

After reviewing these factors and comparing AS&E compensation levels to the general high technology, electronics (including manufacturing) industries in similar geographic and size range, and in view of the Company’s performance in FY 07, the Compensation Committee determined that an increase in base compensation and long term incentive compensation for FY 08 is appropriate for the Company’s CEO, Mr. Fabiano.

Compensation objectives

The Company’s executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. This program seeks to enhance the profitability of the Company, and thereby enhance long term stockholder value, by linking the financial interests of the Company’s executives with those of its stockholders. Under the guidance of the Compensation Committee, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries. It is the Company’s philosophy to pay at or near industry standards for base salary and to use a combination of short and long-term incentives to reward outstanding Company performance and link the level of the reward to increases in AS&E’s long term value as a company.

In applying this philosophy, the Compensation Committee has established a comprehensive program to:

1.                Attract and retain executives of outstanding abilities who are critical to the long-term success of the Company

2.                Reward executives for attainment of business objectives:

a.                  Company financial objectives

b.                 Company operational objectives

3.                Link executive incentives to the enhancement of stockholder value by:

a.                  Structuring the majority of the executive’s compensation as performance driven (“at risk”) incentive compensation

b.                 Providing a significant portion of the executive’s compensation in equity instruments and establishing equity ownership guidelines for executives and members of the Board of Directors

4.                Encourage continued service by providing a total compensation package that increases in value over time and with the increase in shareholder value

Executive Compensation Program

The Committee approves the executive compensation program on an annual basis, including specific levels of compensation for all executive officers. The Company’s executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental elements:

•       Base salary;

•       Performance based annual cash bonus;

•       Performance-based long term incentive compensation in the form of equity-based awards;

•       Stock ownership guidelines, and

•       Change of control and severance benefits

Each of these elements of compensation is discussed below.

Base Salary Compensation.   The Compensation Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management, with its determination with respect to the Chief Executive Officer being subject to approval by the entire Board. The executive’s performance for the year is measured against pre-determined goals, and the results are used as a guide for any salary increase. In addition, salary levels for the Company’s executive officers are reviewed periodically against comparable industry benchmarks to ensure that such compensation remains at competitive market levels. The Company maintains no formal perquisite program and we believe any perquisites enjoyed by our executives are modest.

Performance Based Annual Bonus Compensation.   Performance based annual bonus compensation is an important element to reward and motivate executives by making a significant portion of their compensation dependent on the Company’s financial performance. Executives received bonuses in respect to fiscal year 2007, based on meeting pre-determined management objectives, including individual and group operating performance goals, and Company financial targets. The annual bonus plan requires that a pre-determined threshold level of financial performance be met before any bonus is paid. Over-achievement of annual financial objectives is rewarded by prorating the executive’s target bonus in relationship to the overachievement of financial goals up to a maximum of 200%. Additional compensation above this level is at the discretion of the Compensation Committee and Board of Directors.

The target bonus (i.e. amount paid for 100% performance) is calculated as a percent of base pay. In fiscal FY 07 the target bonuses were:

Position	Target Cash Bonus as Percent of Base Salary
Chief Executive Officer	100%
Chief Financial Officer	65%
Vice President, Marketing and Sales	65%
All other Executive Staff	50%

Additionally, non-executive staff employees who are in key roles in the Company are eligible for performance based annual bonus. The target bonus percentage of base salary ranges from 10% to 20%.

In FY 07 the annual bonus was based on meeting a net operating income financial goal and personal objectives for achieving operational goals in individual areas of responsibility.

Finally, all active employees, with the exception of the Chief Executive Officer and his direct reports, were eligible for and paid a bonus of 10% of base wages earned during the fiscal year based on the Company exceeding its financial target goals for the fiscal year.

Long-Term Incentive Compensation.   The Company adopted a long-term incentive compensation program (LTIP) in fiscal year 2006. This program consists of the granting of restricted stock and options subject to performance-based vesting, and is intended to align executive interests with long-term interests of stockholders by linking executive compensation with stockholder enhancement. In addition, the program motivates executives to improve long-term stock market performance by requiring them to develop and maintain a long-term equity ownership position in the Company’s common stock. These long term incentive grants are awarded by the Compensation Committee based on a formula related to the position and base salary compensation of executives.

Long term goals that we expect to be achievable within a three to five year horizon are set annually by the Board of Directors in consultation with management. These goals include both the financial metrics and business objectives that we believe will result in the growth of long term shareholder value. A portion of the long term incentive compensation vests as each of the goals is met. 100% of the award will vest if all of the goals are met within the 5 year term limit of the award. If some portion of the goals is not met within a five year timeframe, half of the unvested value of the long term incentive compensation cliff vests and the remainder is forfeited. We believe that the combination of strict performance vesting modified by a partial cliff vesting provision achieves a balance of performance incentive and executive retention that serves the best interests of the stockholders.

The financial and business goals underlying the incentive program are recommended by the Compensation Committee for discussion by the full Board of Directors.

The goals of the long term incentive plan that was initiated in the beginning of FY 06 (LTIP #1) were met within 24 months by the end of FY 07 and this award has vested. Goals for this incentive included revenue growth, new product introduction and net operating income. The value of the equity awards associated with this long term incentive is:

Position	Value of Equity Award as a Percent of Base Salary plus Annual Bonus
Chief Executive Officer	100%
Chief Financial Officer	50%
All other executive staff	35%

The long term incentive plan that was initiated in FY 07 (LTIP #2) calculates the initial value of the award as a percentage of the executive’s base salary as follows:

Position	Value of Equity Award as a Percent of Base Salary
Chief Executive Officer	200%
Chief Financial Officer	100%
All other executive staff	60%

Goals for this award include revenue growth, new product introduction and return on net assets.

Based on a review of market and business conditions the Compensation Committee has increased the value of the long term incentives for the program initiated in FY 08 (LTIP #3) to the following:

Position	Value of Equity Award as a Percent of Base Salary
Chief Executive Officer	400%
Chief Financial Officer	200%
All other executive staff	120%

Goals for this award include revenue growth, new product introduction and return on adjusted net assets.

The long term incentive compensation program contains a “claw-back” provision that reverses the vesting of stock or option awards if a subsequent material financial restatement results in the goals not being met.

Stock Ownership Guidelines.   The members of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer and other members of the executive staff (direct reports to the Chief Executive Officer) are required to build and hold a personal portfolio of AS&E common stock according to the following guidelines

Position	Value of Stock Owned as a Percentage of Base Salary
Members of the Board of Directors	1,000%
(Target keyed off cash retainer)
Chief Executive Officer	300%
Chief Financial Officer	100%
Other Executive Staff directly reporting to the CEO	50%

These levels are expected to be achieved by FY 09.

Change of Control and Severance Benefit.   Although no change of control or change in executive staff assignments is contemplated at this time we cannot predict the future. To ensure that our compensation package remains competitive with industry practice and that the incentives of the executives are further aligned with the best interests of the shareholder under some future unanticipated condition, the Company has adopted a Change of Control and Severance Benefit for the Chief Executive Officer, the Chief Financial Officer and members of the Executive Staff as follows:

Benefit
CEO Severance	2X the current annualized base salary
CEO Change of Control	2.99X the current annualized salary plus target bonus plus vesting of all options and restricted stock then held by the CEO
Executive Staff Severance	1X the current annualized base salary.
Executive Staff Change in Control	2X the current annualized salary plus target bonus plus vesting of all options and restricted stock then held by the Executive
Change in Control Protection Period	24 Months

Relationship of each compensation element

The base salary, annual cash bonus, long term incentive and stock ownership components of our executive compensation program put a strong emphasis on rewarding the executive for the short term and long term business results that will build the fundamental value of the Company. Base salaries are intended to be competitive with executives in similar types and size range of companies. The annual bonus is based on meeting pre-determined tactical performance goals whereas the long term incentive compensation is based on meeting pre-determined strategic goals. The “at risk” performance nature of the annual bonus and long term incentive constitute the majority of the executives total compensation package. Stock ownership guidelines further align the executive interests with those of the shareholders. Taken together we believe that these elements align the executives’ total compensation with sustainable increase in the fundamental value of the Company over time.

Further, we believe that the Change in Control and Severance Benefits are appropriate for the competitive and volatile marketplace in which we compete and ensure that the Company can attract and retain the best executive talent available.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 of the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

Report Submitted By: Denis Brown, Roger Heinisch and Carl Vogt

Summary Compensation Table

The table below shows the annual compensation of our principal executive officer, principal financial officer and our next three most highly compensated executive officers (the “Named Executive Officers”) for the fiscal year ended March 31, 2007.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
Anthony R. Fabiano President and Chief Executive Officer	2007	399,000	687,000	550,000	353,000	12,000	2,001,000
Joseph Callerame Vice President, Science and Technology	2007	225,000	195,000	94,000	154,000	9,000	677,000
Kenneth J. Galaznik Chief Financial Officer and Treasurer	2007	219,000	248,000	139,000	421,000	9,000	1,036,000
William F. Grieco Vice President, General Counsel and Clerk	2007	206,000	156,000	28,000	305,000	5,000	700,000
Robert G. Postle Vice President, Worldwide Sales and Marketing	2007	225,000	241,000	101,000	206,000	7,000	780,000

       (1) The Stock Awards column represents compensation expense recognized for financial reporting purposes during fiscal year 2007 in accordance with SFAS 123 R related to the awards of performance based restricted shares granted in fiscal years 2006 and 2007.

       (2) The Option Awards column represents compensation expense recognized for financial reporting purposes during fiscal year 2007 in accordance with SFAS 123 R related to the awards of performance based restricted shares granted in fiscal years 2006 and 2007 and other stock option awards granted which vest on a service period basis.

       (3) All Other Compensation includes payments by the Company for life insurance premiums and matching contributions to the employee’s 401(k) account.

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information on all plan-based awards granted in the fiscal year ended March 31, 2007 to the Named Executive Officers. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2007 Fiscal Year End table.

	Grant	Estimated future payouts under non-equity incentive plan awards ($)(1)			Estimated future payouts under equity incentive plan awards (# of shares)			Exercise or base price of option awards	Grant date fair value of stock and option awards(2)
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	($/share)	($/share)
Anthony R. Fabiano		N/A	$399,000	$798,000
	6/20/06				6,817	13,634	13,634		$52.82
	6/20/06				—	3,734	3,734	$52.82	$21.36
Joseph Callerame		N/A	$113,000	$450,000
	6/20/06				1,151	2,301	2,301		$52.82
	6/20/06				—	630	630	$52.82	$21.36
Kenneth J. Galaznik		N/A	$142,000	$438,000
	6/20/06				1,875	3,750	3,750		$52.82
	6/20/06				—	1,027	1,027	$52.82	$21.36
William F. Grieco		N/A	$103,000	$412,000
	6/20/06				1,023	2,046	2,046		$52.82
	6/20/06				—	560	560	$52.82	$21.36
Robert G. Postle		N/A	$146,000	$450,000
	6/20/06				1,151	2,301	2,301		$52.82
	6/20/06				—	630	630	$52.82	$21.36

             (1)  Amounts shown are estimated payouts for fiscal 2007 for the Named Executive Officers under the annual bonus plan Target amounts are based on a percentage of the individuals 2007 base salary as outlined in the Compensation Discussion and Analysis above. The Maximum amounts are based on 200% of the Named Executive Officers base salary for fiscal 2007. Actual amounts received are reflected in the Summary Compensation Table above.

             (2)  The Grant date fair value column represents the fair value of option awards calculated using the Black-Scholes option pricing model. The assumptions used to calculated the value of the option awards are set forth under Note 1of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on June 13, 2007. The fair values reported for stock awards are equal to the market price per share of the Company’s common stock on the date of grant.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table sets forth information regarding the number of equity awards held at March 31, 2007.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised Options (#) Exercisable		Number of securities underlying unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Incentive Plans: Number of shares or units that have not yet vested (#)	Incentive Plans: market value of shares or units that have not yet vested ($)
Anthony R. Fabiano							13,634	$718,103
	25,000	(1)	—		$10.28	9/8/2013
	9,333	(2)	9,333	(2)	$39.06	12/2/2014
	2,797	(3)	—		$53.55	11/1/2015
	—		3,734	(4)	$52.82	3/31/2011
Joseph Callerame							2,301	$121,194
	16,000	(5)	—		$11.35	9/20/2011
	6,000	(6)	4,000	(6)	$15.65	4/15/2014
	9,000	(7)	4,500	(7)	$39.06	12/2/2014
	481	(3)	—		$53.55	11/1/2015
	—		630	(4)	$52.82	3/31/2011
Kenneth J. Galaznik							3,750	$197,513
	1,000	(8)	—		$10.34	7/21/2013
	1,000	(9)	—		$13.08	11/20/2013
	3,000	(7)	3,000	(7)	$39.06	12/2/2014
	11,666	(10)	11,667	(10)	$44.35	2/25/2015
	673	(3)	—		$53.55	11/1/2015
	—		1,027	(4)	$52.82	3/31/2011
William F. Grieco							2,046	$107,763
	13,334	(11)	26,666	(11)	$60.40	1/18/2016
	—		560	(4)	$52.82	3/31/2011
Robert G. Postle							2,301	$121,194
	12,000	(12)	—		$11.98	3/2/2014
	4,500	(7)	4,500	(7)	$39.06	12/2/2014
	535	(3)	—		$53.55	11/1/2015
	—		630	(4)	$52.82	3/31/2011

       (1) Original grant of 75,000 options vested in three annual installments beginning 9/8/2004.

       (2) Original grant of 28,000 options vests in three annual installments beginning 12/2/2005.

       (3) Options vested on 3/31/2007.

       (4) Options vest upon attainment of performance based goals over a five year period. If performance goals not met within five year period, 50% of options vest at that time.

       (5) Original grant of 20,000 options vested in three annual installments beginning 9/20/2002.

       (6) Original grant of 12,000 options vests in three annual installments beginning 4/15/2005.

       (7) Option grants vest in three annual installments beginning 12/2/2005.

       (8) Original grant of 3,000 options vested in three annual installments beginning 7/21/2004.

       (9) Original grant of 3,000 options vested in three annual installments beginning 11/20/2004.

(10) Original grant of 35,000 options vests in three annual installments beginning 2/25/2006.

(11) Original grant of 50,000 options vests in three annual installments beginning 1/18/2007.

(12) Original grant of 36,000 options vests in three annual installments beginning 3/2/2005.

Option Exercises and Stock Vested in Fiscal 2007

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock awards vested during fiscal 2007.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
Name	Exercise	Exercise	Vesting	Vesting
Anthony R. Fabiano	—	—	9,694	$510,583
Joseph Callerame	—	—	1,668	$87,854
Kenneth J. Galaznik	—	—	2,332	$122,826
William F. Grieco	—	—	—	$—
Robert G. Postle	—	—	1,854	$97,650

United States Federal Income Tax Consequences

The following discussion is a summary of the federal income tax consequences relating to the grant and exercise of any stock based awards under the LTIP program as well as other stock based awards granted. The discussion also summarizes the subsequent sale of common shares that will be acquired under the above grants. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations may change. This summary assumes that all awards granted are exempt from or comply with Section 409A of the Internal Revenue Code of 1986 as amended (the Code), relating to nonqualified deferred compensation plans.

Nonqualified Stock Options.   There will be no federal income tax consequences to a participant or to the Company upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the option shares on the date of exercise over the exercise price, and the Company will generally be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options.   There will be no federal income tax consequences to a participant or to the Company upon the grant of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Code. Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and the Company will generally receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be a tax preference item for alternative minimum tax purposes unless a disqualifying disposition occurs within the same taxable year.

Restricted Stock Awards.   Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income, and the Company will not  generally be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of the vesting date, less any amount paid for the stock, and the Company will generally be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and the Company will generally be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

Code Section 409A

Code Section 409A imposes restrictions on nonqualified deferred compensation, and covers most arrangements that defer the receipt of compensation, and certain awards under the Amended Plan are subject to these rules. Failure to comply with the requirements of Code Section 409A and the related guidance and regulations may result in the early taxation of deferred compensation and the imposition of a 20% penalty to the recipient. Code Section 409A is effective with respect to amounts deferred after December 31, 2004 and amounts deferred prior to 2005 that were not vested as of December 31, 2004. Code Section 409A may also apply to amounts deferred earlier under arrangements that are materially modified after October 3, 2004. Final guidance relating to certain aspects of Code Section 409A was issued in April of 2007 and employers have certain opportunities to amend plan documentation for nonqualified deferred compensation by December 31, 2007 in order to bring plans into compliance with Code Section 409A.

Potential Payments upon Termination or Change in Control

Mr. Fabiano, Mr. Galaznik, and the other Named Executive Officers have Change in Control and Severance Benefit Agreements (“CIC Agreements”) with the Company.

Termination following a change in control:

With respect to Mr. Fabiano, pursuant to the terms of his CIC Agreement (i) in the event of a change of control of the Company in connection with which Mr. Fabiano is terminated, Mr. Fabiano will be eligible to receive (A) a payment equal to 2.99 times his then current annualized base salary plus his annual target bonus, (B) the payment or continuation of health benefits for three years and (C) the vesting of all options and restricted stock then held by Mr. Fabiano.

With respect to Mr. Galaznik, and the other Named Executive Officers, pursuant to the terms of their CIC Agreements, (i) in the event of a change of control of the Company in connection with which a designated executive is terminated, such executive will be eligible to receive (A) a payment equal to two times such executive’s then current annualized base salary plus his annual target bonus, (B) the payment or continuation of health benefits for eighteen months and (C) the vesting of all options and restricted stock then held  by the executive.

Name	Cash(1)	Value of Accelerated Equity Awards(2)
Anthony R. Fabiano	$2,439,000	$845,000
Joseph Callerame	$698,000	$331,000
Kenneth J. Galaznik	$749,000	$335,000
William F. Grieco	$623,000	$108,000
Robert G. Postle	$766,000	$182,000

       (1) Cash payment amounts are based on the following components

a.                 Base pay using current salary

b.                Annual cash incentive calculated by taking current salary multiplied by target cash bonus percentage

c.                 Health benefits based on current COBRA rates

  (2) Assumes stock price of $52.67, which was the closing price of our stock on March 30, 2007, the last trading day of the Company’s fiscal year.

Termination outside of a change in control:

In the event Mr. Fabiano is terminated by the Company without cause, he will be eligible to receive (A) a payment equal to two times his then current annualized base salary and (B) the payment or continuation of health benefits for eighteen months. The foregoing payments shall be limited to the extent necessary to comply with Sections 280G and 409A of the Internal Revenue Code of 1986, as amended. The change in control provisions of the program will expire as to Mr. Fabiano effective March 31, 2008, but shall be automatically renewed for one-year terms. Under his CIC Agreement, Mr. Fabiano will be required to comply with certain non-competition restrictions for a period of time after his termination.

In the event a designated executive is terminated by the Company without cause, he or she will be eligible to (A) a payment equal to one times such executive’s then current annualized base salary and (B) the payment or continuation of health benefits for one year. The foregoing payments shall be limited to the extent that this compensation is not deductible pursuant to Section 280G or would result in the compensation violating Section 409A of the Code. The change in control provisions of the program will expire March 31, 2008, but shall be automatically renewed for one-year terms. Under their CIC Agreement, each Named Executive Officer will be required to comply with certain non-competition restrictions for a period of time after his termination.

Name	Cash(1)
Anthony R. Fabiano	$823,208
Joseph Callerame	$240,410
Kenneth J. Galaznik	$235,418
William F. Grieco	$215,450
Robert G. Postle	$240,410

  (1) Cash payment amounts are based on the following components

a.      Base pay using current salary

b.     Health benefits based on current COBRA rates

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2007, the Company’s Compensation Committee consisted of Dr. Roger Heinisch, Mr. Denis Brown and Mr. Carl Vogt. Other than Dr. Roger Heinisch, who served as Interim President and Chief Executive Officer of the Company from May 2003 to September 2003, none of the Compensation Committee’s current or former members has at any time been an officer or employee of the Company. None of the Company’s executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on the Company’s Board or Compensation Committee.

Policies and Procedures with Respect to Related Party Transactions

The Company has adopted a policy that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•       an executive officer, director or director nominee of the Company;

•       any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•       any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock;

•       any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Nominating and Corporate Governance Committee is responsible for reviewing and investigating any matters pertaining to the integrity of officer and directors, including conflicts of interest and adherence to the Company’s Code of Business Conduct and Ethics. Under the Code of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Likewise, under the Code of Business Conduct, the knowing failure of an employee, officer or director to disclose conflicts of interest can subject such individual to disciplinary action, including dismissal or removal from office

All related party transactions shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission as required under SEC rules.

Certain Relationships and Related Party Transactions

There were no related party transactions during fiscal 2007 required to be reported pursuant to this item.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors has selected Vitale, Caturano & Company, Ltd., independent registered public accountants, to serve as independent registered public accountants for the Company for fiscal year 2008. Beginning the third quarter ended December 31, 2005, Vitale, Caturano & Company, Ltd., served as our independent registered public accountants and also provided certain tax services. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders. Representatives of Vitale, Caturano & Company, Ltd. are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

During fiscal year 2006, PricewaterhouseCoopers, who resigned on November 3, 2005, serviced as our independent registered public accountants and also provided certain tax related services. The reports of PwC on the financial statements for the years ended March 31, 2005 and 2004 contained no adverse or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended March 31, 2005 and 2004 and through November 3, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in its reports on the financial statements of the Company for such periods. Except for the material weakness in internal control over financial reporting described in this paragraph, during the years ended March 31, 2005 and 2004, and through November 3, 2005, the Company did not have any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K. The Company and PwC reported a material weakness in the Company’s internal control over financial reporting in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005. That Annual Report stated the Company did not maintain effective controls over the review and monitoring of the accounting presentation on the sale of long-lived assets, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm regarding this material weakness and other matters. The Company provided PwC with a copy of the foregoing disclosures and PwC furnished it with a letter addressed to the Securities and Exchange Commission stating that PwC agrees with the foregoing statements made by the Company.

Principal Accountants Fees and Services

Audit Fees

Vitale Caturano & Company, Ltd., in total, billed us an aggregate of approximately $375,000 in fees for professional services rendered in connection with the audit of our financial statements, and the reviews of the financial statements included in each of our three quarterly reports on Form 10-Q for and during the fiscal year ended March 31, 2007. PwC and Vitale Caturano & Company, Ltd., in total, billed us an aggregate of approximately $373,000 in fees for professional services rendered in connection with the audit of our financial statements, and the reviews of the financial statements included in each of our three quarterly reports on Form 10-Q for and during the fiscal year ended March 31, 2006.

Tax Fees

Vitale Caturano & Company Ltd., in total, billed us an aggregate of approximately $20,000 for tax compliance, tax advice and tax planning for the fiscal years ended March 31, 2007. PwC and

Vitale Caturano & Company Ltd., in total, billed us an aggregate of approximately $107,000 for tax compliance, tax advice and tax planning for the fiscal years ended March 31, 2006.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy for the pre-approval of audit and non-audit services performed for the Company by the independent registered public accountants. The policy provides for general pre-approval of services and specific case-by-case approval of certain services, such as non-audit services (except for certain de minimus services as defined by applicable SEC regulations). The services that are pre-approved include audit services and audit-related services, such as employee benefit plan audit services, and may also include other services, such as tax related services. The Audit Committee does not delegate its responsibilities concerning pre-approval of services to management. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for services performed to date.

During the fiscal year ending March 31, 2007, no pre-approval requirements were waived for services included in the “Audit Fees” and “Tax Fees” captions above pursuant to the limited waiver provisions in applicable rules of the SEC.

Vote Required

Ratification of the appointment of Vitale, Caturano & Company, Ltd., as our independent registered public accountant for fiscal year 2008 requires the affirmative vote of a majority of the votes of the shares of our Common Stock present at the Meeting in person or by proxy and entitled to vote. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Vitale, Caturano & Company, Ltd. The ratification of this selection is not required under the By-laws of the Company, but the results of this vote will be considered by the Board when making any future determination regarding Vitale, Caturano & Company, Ltd.

The Board of Directors recommends a vote FOR this Proposal No. 2.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee members are Dr. Hamilton Helmer (Chairman), Mr. Denis Brown and Dr. Roger Heinisch. The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements, the Company’s compliance with legal requirements and the performance of the Company’s independent registered public accountants. The Company’s management has primary responsibility for the Company’s financial statements as well as maintaining and monitoring a system of appropriate internal controls.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended March 31, 2007 and has discussed these financial statements with the Company’s management and with Vitale, Caturano & Company, Ltd., the Company’s independent registered public accounting firm. The Audit Committee has also reviewed and discussed with the Company’s independent registered public accounting firm various communications that the Company’s registered public accounting firm is required to provide to the Audit Committee, including the matters required by Statement on Auditing Standards 61 (Communications with Audit Committees). SAS 61 (as codified in AU Section 380 of the Codification of Statements on Auditing Standards) requires the Company’s registered public accounting firm to discuss with the Company’s Audit Committee, among other things, the following:

•       auditors responsibility under generally accepted auditing standards;

•       methods to account for significant unusual transactions;

•       audit adjustments that could either individually or in the aggregate have a significant effect on the entity’s financial reporting process;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•       disagreements with management whether or not satisfactorily resolved, about matters that individually or in the aggregate could be significant to the entity’s financial statements or the auditor’s report.

The Audit Committee has met with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles.

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence confirm their perceived independence and engage in a discussion of independence. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters disclosed in such letter and their independence from the Company.

The Audit Committee reviewed and discussed the requirements of, and the Company’s compliance with, Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial accounting.

Based on its discussions with management and the Company’s independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.

Report Submitted By: Hamilton W. Helmer (Chairman), Denis Brown and Roger Heinisch

STOCK PERFORMANCE CHART

The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends, if applicable) during the previous five years in comparison to the returns of the Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s 500 Information Technology Composite Stock Price Index.

Total Return to Shareholders
(Dividends reinvested monthly)

Comparison of Cumulative Five Year Total Return

Note:

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year (and reinvestment of dividends) in the Company’s Common Stock, Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s 500 Information Technology Composite Stock Price Index.

OTHER MATTERS

Stockholder Proposals for 2008 Annual Meeting

Proposals which stockholders intend to present at the Company’s 2008 Annual Meeting of Stockholders and wish to have included in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than April 14, 2008. To submit a non-Rule 14a-8 proposal for the Company’s 2007 Annual Meeting of Stockholders, the proposal must be received at the principal executive offices of the Company, to the attention of the Clerk of the Company, between May 12, 2008 and June 12, 2008. Alternatively, if such meeting is called for a date not within 30 days before or after September 18, 2008, then the proposal must be received on the 10th day following the earlier of (a) the day on which notice of the date of such meeting was mailed and (b) the date the Company publicly disclosed the date of such meeting. If a proponent fails to notify the Company by July 7, 2008 of a non-Rule 14a-8 stockholder proposal that it intends to submit at the Company’s 2008 Annual Meeting of Stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter. The Company suggests that proposals be submitted by Certified Mail, Return Receipt Requested.

The proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter. The Company suggests that proposals be submitted by Certified Mail, Return Receipt Requested. For each matter proposed for the Annual Meeting, the proponent should provide (a) a brief description of the proposal and the reasons for addressing that proposal at the meeting, (b) the proponent’s name and record address, (c) the class and number of shares of stock held by the proponent as of the record date for the meeting, (d) any material interest of the proponent in the proposal and (e) all other information that the proponent would have to include in a proxy statement if the proponent were to solicit proxies for the proposal under Regulation 14A of the Exchange Act of 1934.

Stockholder nominations for directors may be made only after giving timely notice in writing to the Clerk of the Company. In order to be timely given, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company between May 12, 2008 and June 12, 2008. Alternatively, if such meeting is called for a date not within 30 days before or after September 14, 2008, then the notice must be received on the 10 th day following the earlier of (a) the day on which notice of the date of such meeting was mailed and (b) the date the Company publicly disclosed the date of such meeting. This stockholder’s notice to the Clerk of the Company must state, as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the corporation, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to Regulation 14A of the Exchange Act of 1934, and (v) the consent of each nominee to serve as a director of the corporation if so elected.

The stockholder’s notice to the Clerk of the Company must also state, as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class and number of shares of capital stock of the corporation which are beneficially owned by the stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the stockholder (and any party on whose behalf such stockholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such stockholder (and any party on whose behalf such stockholder is acting) if such individual is elected, accompanied by copies of any notifications or filings with, or orders or other actions by, and governmental authority which are required in order for such stockholder (and any party on whose behalf such stockholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder, and (vi) such other information regarding such stockholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the Regulation 14A of the Exchange Act of 1934.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. No person shall be eligible for election as a director unless nominated in accordance with the provisions set forth herein. The Chairman of the Board of Directors or other presiding officer of such meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company’s directors, executive officers and beneficial holders of more than 10% of the Company’s Common Stock to file initial reports of beneficial ownership of the Company’s securities and reports of changes in beneficial ownership with the Securities and Exchange Commission. For fiscal year 2007, to the Company’s knowledge, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled Compensation Committee Report on Executive Compensation, Report of the Audit Committee and Stock Performance Chart shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the SEC, which provides additional information about the Company, is available on the Internet at www.as-e.com and to beneficial owners of the Common Stock without charge upon written request to the Investor Relations Department, American Science and Engineering, Inc., 829 Middlesex Turnpike, Billerica, MA 01821.

Other Proposed Action

The Board of Directors knows of no other matters that are to be presented at the Meeting. If however, any other business should properly come before the Meeting, the persons named in the enclosed proxy intend to vote such proxy upon such matters in accordance with their best judgment.

AMERICAN SCIENCE AND ENGINEERING, INC.

ANNUAL MEETING OF STOCKHOLDERS

September 13, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kenneth J. Galaznik and William F. Grieco, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders (“Meeting”) of American Science and Engineering, Inc. (“Company”) to be held Thursday, September 13, 2007 at Doubletree Hotel Boston-Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts at 8:30 a.m. and at any adjournments thereof, to vote in the name and place of the undersigned as designated below, with all powers which the undersigned would possess if personally present, all of the stock of the Company standing in the name of the undersigned on the books of the Company, on all matters set forth in the Notice of the Meeting and Proxy Statement, receipt of which is acknowledged, and upon such other and further business as may properly come before the Meeting. All proxies previously given by the undersigned in respect of the Meeting are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND IN THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OF THE MEETING.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS

AMERICAN SCIENCE AND ENGINEERING, INC.

September 13, 2007

Please date, sign and mail your proxy card in the
Envelope provided as soon as possible

V Please detach along perforated line and mail in the envelope provided V

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.    ☒

1.	ELECTION OF DIRECTORS:
	To elect	NOMINEES:
☐	FOR ALL NOMINEES	•	Anthony R. Fabiano
☐	WITHHOLD AUTHORITY	•	Denis R. Brown
☐	FOR ALL EXCEPT (See	•	Roger P. Heinisch
	instructions below)	•	Hamilton W. Helmer
		•	Ernest J. Moniz
		•	William E. Odom
		•	Mark Thompson
		•	Carl W. Vogt

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2.	RATIFICATION OF SELECTION OF	FOR	AGAINST	ABSTAIN
	INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	☐	☐	☐
To ratify the selection of Vitale Caturano & Company, Ltd. the Company’s independent registered public accountants for the fiscal year ending March 31, 2008

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the Meeting and the 2007 Annual Report of the Company.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.